U.S. SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON D.C.  20549

                           FORM 12b-25
                   NOTIFICATION OF LATE FILING

                                               SEC FILE NUMBER
                                                   000-24623

                                                 CUSIP NUMBER


(Check One:):

 [ ]    FORM 10-K and FORM 10-KSB
 [ ]    FORM 11-K
 [ ]    FORM 20-F
 [X]    FORM 10-Q and FORM 10-QSB
 [ ]    FORM N-SAR

For Period Ended: June 30, 1999

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     Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing
checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information
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Full Name of Registrant
Former Name if Applicable

     NEW GENERATION PLASTIC, INC. (formerly SW Ventures, Inc.)


     245 PARK AVENUE, 39TH FLOOR
     ----------------------------------------------------
     Address of Principal Executive Office (street and number)

     NEW YORK, NY 10167
     ----------------------------------------------------
     City, State and Zip Code

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Part II - Rules 12b-25 (b) and (c)
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     If the subject report could not be filed without
unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check Box if appropriate)

     (a)  The reasons described in reasonable detail in Part
III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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     State below in reasonable detail the reasons why the Form
10-K and Form 10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The registrant has discontinued and sold all of its prior operations in connection with its reorganization and reincorporation as a Delaware company and the acquisition of control of the registrant by an investment group in exchange for certain assets related to a new business operation.
     This is its first required filing since the change of control.

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PART IV - OTHER INFORMATION
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     (1) Name and telephone number of person to contact in
regard to this notification

      Marc R. Engel                      212-986-1333
     --------------------------------------------------
          (Name)                     (Telephone Number)

     (2)  have all other periodic reports required under
Section 13 or 15(d) of the Securities Exchange Act of 1934 or
Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorted period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                      [X] Yes        [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                      [X] Yes        [ ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

     The registrant has discontinued and sold all of its prior operations in connection with its reorganization and reincorporation as a Delaware company and the acquisition of control of the registrant by an investment group in exchange for certain assets related to a new business operation.
     The registrant has not yet commenced any sales activity related to its new operations and will not report any revenue related thereto.

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     New Generation Plastic, Inc. has caused this notification
to be signed on its behalf by the undersigned thereunto duly authorized.

                              NEW GENERATION PLASTIC, INC.


Date August 16, 1999         By: /s/ JACQUES MOT
                                 ------------------------
                                   Jacques Mot
                                   Chief Executive Officer